Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Donna Lee

636-728-3189

THERMADYNE HOLDINGS CORPORATION REPORTS

PRELIMINARY AND UNREVIEWED SECOND-QUARTER

AND FIRST-HALF RESULTS FOR 2006

ST. LOUIS, MO, August 31, 2006 – Thermadyne Holdings Corporation (THMD.PK) today reported preliminary results for the second quarter and six months ended June 30, 2006.  These results have not been reviewed by an independent registered public accounting firm.  The Company does not expect any material changes from these results when it files its Quarterly Report on Form 10-Q for the period ended June 30, 2006 with the SEC. This filing has been delayed as a result of the recently completed restatements of prior-period results and the search for a new independent registered public accounting firm due to the recent resignation of Ernst & Young, LLP.  The Company will file the Form 10-Q as soon as practicable after appointment of a new accounting firm.

HIGHLIGHTS

•                  For the three- and six-month periods ended June 30, 2006, net sales increased 7.4% and 9.3%, respectively, compared to the same periods of last year.

•                  For the three months and six months ended June 30, 2006, net loss from continuing operations was $5.8 million and $6.9 million as compared to a net loss from continuing operations of $1.6 million and $2.9 million in the 2005 comparable quarter and six months, respectively.

•                  For the second quarter of 2006, Operating EBITDA, as adjusted, (a non-GAAP measure described below) was $12.0 million, or $2.1 million higher than for the 2005 comparable quarter and, for the six-month 2006 period, Operating EBITDA, as adjusted, was $25.5 million, or $5.1 million higher than for the six-month period in 2005.

Financial and Operating Review for Second Quarter and Six Months June 2006

In the second quarter of 2006, net sales from continuing operations rose to $127.5 million, an increase of 7.4% from the same quarter of 2005.  For the six months ended June 30, 2006, net sales from continuing operations of $250.4 million increased 9.3% over the same period of 2005.

“We are encouraged by our continued sales increases. We are particularly pleased to see that nearly 50% of our sales increases were from customer purchases of new products.  Strong demand, particularly in the Americas, for our gas equipment, arc accessories and plasma lines has continued during the second quarter,” commented Paul D. Melnuk, the Company’s Chairman and CEO.

Gross profit from continuing operations was $35.6 million, or 27.9% of net sales, in the second quarter of 2006 as compared to $31.8 million, or 26.8% of net sales, in the 2005 second-quarter period.  For the six months ended June 30, 2006, gross profit from continuing operations was $70.6 million, or 28.2% of net sales, which compared to $65.8 million, or 28.7% of net sales, for the same period of 2005.

The Company has maintained margins despite commodity prices that have escalated materially since mid-2005.  In 2006, the year-over-year inflation impact for the commodities and components purchased by the Company was an estimated $8 million, led by copper and brass costs, which rose 55% and 60%, respectively.  The Company continues to realize offsetting gross margin benefits from the productivity and procurement cost savings of the Company’s continuous improvement program, named “TCP,” new product introductions and a nominal price increase effected in January 2006.  An additional price increase, which the Company estimates will net approximately 4%-6%, became effective August 1, 2006.

Selling, general and administrative costs of $31.5 million in the second quarter of 2006 increased significantly from $26.8 million in the same period of 2005.  This increase arises principally from additional costs including the costs associated with completion of the restated 2005 annual and first-quarter 2006 financial statements, the costs of the consents obtained from bondholders in May 2006 and fees associated with strategic assessment of certain non-core operations.  These incremental costs were $3.3 million and $4.0 million in the three- and six-month periods, respectively, ended June 30, 2006 and are excluded in the determination of Operating EBITDA, as adjusted, as shown in the attached schedules.  For the six months ended June 30, 2006 and 2005, selling, general and administrative expenses were $58.3 million, or 23.3% of net sales, and $54.1 million, or 23.6% of net sales, respectively.  Excluding the $4 million of incremental costs, selling, general and administrative expenses declined to 21.7% of net sales for the six months ended June 30, 2006.

Interest costs increased $0.6 million and $1.7 million for the three- and six-month periods, respectively, primarily related to higher interest rates.  Income tax expenses increased by $3.3 million and $3.6 million over the three- and six-month comparable periods of last year primarily due to estimated tax benefits recorded in 2005 which did not recur in 2006.  The income tax provision includes $2.0 million and $0.9 million in the second quarter of 2006 and second quarter of 2005 relating to international taxes with $3.3 million and $2.0 million for the six months ended June 2006 and 2005, respectively.

For the second quarter ended June 30, 2006, the Company reported a net loss of $5.8 million ($0.44 per share).  This compares with a net loss of $0.9 million ($0.07 per share) for the same period ended June 30, 2005, including a loss of $1.6 million ($0.12 per share) from continuing operations and income of $0.7 million from discontinued operations in the comparable prior-year period.  For the six-month period ended June 30, 2006, the Company reported a net loss of $7.2 million ($0.54 per share) consisting of a loss of $6.9 million ($0.52 per share) from continuing operations and a loss of $0.3 million from discontinued operations as compared with the six-month period ended June 30, 2005 a net loss of $1.7 million ($0.13 per share) consisting of a loss of $2.9 million ($0.22 per share) from continuing operations and income of $1.2 million from discontinued operations for the period in 2005.

In the second quarter of 2006, Operating EBITDA, as adjusted, was $12.0 million compared to $9.9 million in the second quarter of 2005.  In the first half of 2006, Operating EBITDA, as adjusted, was $25.5 million as compared to $20.4 million for the same period in 2005.  The improvement in both the quarter and first-half results is due to the gross margin from the increase in sales period over period.

Non-Core Businesses

As previously announced, in April 2006, the Company sold TecMo, a small Italian subsidiary, producing net proceeds of approximately $7.5 million that was used to repay a portion of our outstanding balances of the working capital facility in the second quarter of 2006.  TecMo was reported as a discontinued operation in the first quarter of 2006 and the prior quarter’s financial statements have also been reclassified accordingly.

Mr. Melnuk stated, “We made excellent progress on our non-core business evaluation process, completing three sales in the first half of the year that generated proceeds of almost $16.5 million, with $4 million used to purchase the minority interest in our remaining South African businesses and with the remainder increasing liquidity through repayments of the working capital facility.  We are actively evaluating the remaining South African businesses and expect any additional divestitures to be completed early in the fourth quarter, enabling us to reduce debt and sharpen the focus of our management team on our core business lines.”

Outlook for 2006 – Update

Mr. Melnuk comments, “Despite the significant distraction and expense of our delayed financial statement filings, the Company has made good progress in the first half of 2006.  The strong demand for our products has resulted in more than a 9% sales increase in the first half, with limited benefit from price increases.  We continue to see good sales growth potential along with solid response to our new product introductions.  In addition, we expect our August 1 price increase, along with our ongoing TCP cost containment initiatives, will allow us to strengthen margins despite continued material cost pressures.”

Mr. Melnuk stated, “We continue to make on-time delivery performance our top priority and constantly look for ways to enhance customer service.  Later this year, we anticipate completing the integration of multiple legacy customer billing platforms into one system, enabling our customer service personnel to have better information to be more responsive and to improve our effectiveness in inventory planning.”

Cash Flow and Liquidity

As of June 30, 2006, the Company had combined cash and availability under its revolver of $35 million.  In July 2006, the Company increased its borrowings under its Second-Lien Facility by $20 million and the $6.9 million balance of the Term Loan under the Credit Agreement was repaid.

As previously reported, the Company has formed a dedicated team to focus on delivering improved inventory turns to achieve better working capital efficiency.  The Company anticipates that improvement in efficiency from the current 33% of net sales should be made in the last half of the year and continue beyond.

Improving Financial Controls and Financial Management

As previously announced, Mr. Steven Schumm, CPA, joined the Company in early August as Executive Vice President, Chief Financial Officer and Chief Administrative Officer with overall responsibility for accounting and finance, as well as administrative operations.  Mr. Schumm worked for Thermadyne on a contract basis for the last four months.  He is a seasoned financial executive having more than 30 years of financial experience and executive leadership.  Mr. Robert Moore, CPA, also joined the Company in August as Director of Accounting.  Mr. Moore has over 20 years of financial and operational accounting and managerial experience primarily in manufacturing.

The Company is continuing to utilize a number of independent contractors to implement various process and system improvements and to support its accounting and financial operations until the current open positions have been filled.

Use of Non-GAAP Measures

Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the non-recurring items of severance accruals, restructuring costs and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule.  Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be non-recurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.

A schedule is attached which reconciles Net Loss from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.

Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.  Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides a reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Loss from Continuing Operations.

The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

Conference Call

Thermadyne will hold a teleconference on Thursday, August 31, 2006 at 4:00 PM Eastern.

To participate via telephone, please dial:

•  U.S. and Canada: 800-289-0572 (Conference ID 9328445)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from August 31, 2006 at 8:00 PM Eastern until September 7, 2006 at 11:30 PM Eastern by dialing (888) 203-1112. Enter Conference ID No. 9328445 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®.  Its common shares trade on the pink sheets under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED FINANCIAL HIGHLIGHTS

(In thousands, except share data)

UNREVIEWED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schedule 1

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2006	% of Sales	Restated 2005	% of Sales	2006	% of Sales	Restated 2005	% of Sales

Net sales	$127,515	100.0%	$118,772	100.0%	$250,374	100.0%	$229,156	100.0%
Cost of goods sold	91,932	72.1%	86,965	73.2%	179,821	71.8%	163,326	71.3%
Gross margin	35,583	27.9%	31,807	26.8%	70,553	28.2%	65,830	28.7%
Selling, general and administrative expenses	31,488	24.7%	26,831	22.6%	58,329	23.3%	54,090	23.6%
Amortization of intangibles	733	0.6%	807	0.7%	1,464	0.6%	1,688	0.7%
Net periodic postretirement benefits	528	0.4%	645	0.5%	1,056	0.4%	1,186	0.5%
Operating income	2,834	2.2%	3,524	3.0%	9,704	3.9%	8,866	3.9%
Other expenses:
Interest	(6,527)	(5.1)%	(5,940)	(5.0)%	(13,044)	(5.2)%	(11,380)	(5.0)%
Amortization of deferred financing costs	(332)	(0.3)%	(384)	(0.3)%	(664)	(0.3)%	(814)	(0.4)%
Minority interest	(14)	(0.0)%	(284)	(0.2)%	(75)	(0.0)%	(337)	(0.1)%
Loss from continuing operations before income tax provision (benefit) and discontinued operations	(4,039)	(3.2)%	(3,084)	(2.6)%	(4,079)	(1.6)%	(3,665)	(1.6)%
Income tax provision (benefit)	1,802	1.4%	(1,501)	(1.3)%	2,850	1.1%	(784)	(0.3)%
Net loss from continuing operations	(5,841)	(4.6)%	(1,583)	(1.3)%	(6,929)	(2.8)%	(2,881)	(1.3)%
Income (loss) from discontinued operations, net of tax	—	—	647	0.5%	(290)	(0.1)%	1,209	0.5%
Net loss	$(5,841)	(4.6)%	$(936)	(0.8)%	$(7,219)	(2.9)%	$(1,672)	(0.7)%

Basic and diluted net income (loss) per share :
Continuing operations	$(0.44)		$(0.12)		$(0.52)		$(0.22)
Discontinued operations	—		0.05		(0.02)		0.09
Net loss	$(0.44)		$(0.07)		$(0.54)		$(0.13)

The financial statement presentations reflect the reclassification of the Company’s TecMo subsidiary business unit as a discontinued operation as set forth in the Company’s March 31, 2006 Form 10-Q.

The financial statement presentation also reflects the 2005 results as presented in the Company’s 2005 Annual Report on Form 10-K, which included restatements and reclassifications of the first three quarters of 2005, as well as prior periods.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED FINANCIAL HIGHLIGHTS

(In thousands)

UNREVIEWED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schedule 2

Condensed Consolidated Cash Flow Data

	Six Months Ended
	June 30, 2006	June 30, 2005
		(Restated)
Cash flows from continuing operations
Cash flows from operating activities:
Net loss	$(7,219)	$(1,672)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income) loss from discontinued operations	290	(1,209)
Depreciation and amortization	9,572	10,477
Various other	(1,534)	1,564
Changes in operating assets and liabilities	(12,308)	(14,571)
Net cash used in operating activities	(11,199)	(5,411)
Cash flows from investing activities:
Capital expenditures	(2,515)	(4,370)
Proceeds from sales of assets	16,455	—
Purchase of minority interests	(3,954)	—
Investment in joint venture	—	(850)
Net cash provided by (used in) investing activities	9,986	(5,220)
Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facility	(4,139)	15,137
Net repayments under other credit facilities	(306)	(279)
Various other	2,716	(3,831)
Net cash provided by (used in) financing activities	(1,729)	11,027
Effect of exchange rate changes on cash and cash equivalents	144	456
Net cash provided by (used in) continuing operations	$(2,798)	$852
Cash flows from discontinued operations
Net cash provided by (used in) operating activities	$594	$3,928
Net cash provided by investing and financing activities	(3,648)	(2,307)
Effect of exchange rates on cash and cash equivalents	(69)	860
Net cash provided by (used in) discontinued operation	$(3,123)	$2,481
Total increase (decrease) in cash and cash equivalents	$(5,921)	$3,333
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	15,562	7,061
Total cash and cash equivalents end of period	$9,641	$10,394

The financial statement presentations reflect the reclassification of the Company’s TecMo subsidiary business unit as a discontinued operation as set forth in the Company’s March 31, 2006 Form 10-Q.

The financial statement presentation also reflects the 2005 results as presented in the Company’s 2005 Annual Report on Form 10-K, which included restatements and reclassifications of the first three quarters of 2005, as well as prior periods.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)

UNREVIEWED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schedule 3

Selected Consolidated Balance Sheet Data

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$9,641	$12,439
Accounts receivable, net	86,756	76,449
Inventories	116,782	116,671
Total current assets	218,953	243,451
Property, plant and equipment, net	51,412	55,442
Total assets	550,196	576,468

Accounts payable	$36,552	$41,740
Working capital facility	28,747	31,796
Current maturities of long-term obligations	11,528	11,883
Total current liabilities	119,471	135,239
Long-term obligations, less current maturities	215,170	216,211
Total shareholders’ equity	116,011	123,953

Long-term Obligations

	June 30,	December 31,
	2006	2005

Working Capital Facility	$28,747	$31,796
Second-Lien Facility	30,000	30,000
Term A Loan	6,938	7,598
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases	14,760	15,496
	255,445	259,890
Current maturities and working capital facility	(40,275)	(43,679)
	$215,170	$216,211

The financial statement presentations reflect the reclassification of the Company’s TecMo subsidiary business unit as a discontinued operation as set forth in the Company’s March 31, 2006 Form 10-Q.

The financial statement presentation also reflects the 2005 results as presented in the Company’s 2005 Annual Report on

Form 10-K, which included restatements and reclassifications of the first three quarters of 2005, as well as prior periods.

THERMADYNE HOLDINGS CORPORATION
UNAUDITED FINANCIAL HIGHLIGHTS
(In thousands)
UNREVIEWED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schedule 4

Trend of Accounts Receivable, net, Inventories and Accounts Payable

	Three Months Ended
	June 30, 2006	March 31, 2006	December 31, 2005	Restated September 31, 2005
Accounts receivable, net	$86,756	$84,499	$76,449	$84,419
Inventories	116,782	116,661	116,671	117,034
Accounts payable	(36,552)	(38,334)	(41,740)	(39,348)
	$166,986	$162,826	$151,380	$162,105
% Annualized Sales	32.7%	33.1%	33.2%	33.7%

	Restated
	Three Months Ended
	June 30,	March 31,	December 31,	September 31,
	2005	2005	2004	2004
Accounts receivable, net	$79,055	$77,884	$71,728	$71,176
Inventories	110,227	107,882	108,403	118,558
Accounts payable	(34,570)	(33,164)	(25,447)	(26,806)
	$154,712	$152,602	$154,684	$162,928
% Annualized Sales	31.9%	33.8%	35.8%	36.7%

The financial statement presentations reflect the reclassification of the Company’s TecMo subsidiary business unit as a discontinued operation as set forth in the Company’s March 31, 2006 Form 10-Q.

The financial statement presentation also reflects the 2005 results as presented in the Company’s 2005 Annual Report on Form 10-K, which included restatements and reclassifications of the first three quarters of 2005, as well as prior periods.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED FINANCIAL HIGHLIGHTS

(In millions)

UNREVIEWED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Schedule 5

Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

(In millions)

	Three Months Ended June 30,
	2006	Restated 2005
Net loss from continuing operations	$(5.8)	$(1.6)
Plus:
Depreciation and amortization including deferred financing fees	4.5	5.3
Interest expense	6.5	6.0
Net periodic postretirement benefits in excess of cash payments	0.3	0.3
Restructuring costs	—	—
LIFO	0.5	1.1
Minority interest	—	0.3
Severance accrual	0.6	—
Stock compensation expense	0.3	—
Provision for (benefit from) income taxes	1.8	(1.5)
Operating EBITDA (1)	$8.7	$9.9
Incremental audit and accounting expenses related to delayed and restated financial statements	1.7	—
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	1.4	—
Expenses incurred in evaluating strategic alternatives of selected non-core operations	0.2	—
Operating EBITDA, as adjusted (1)	$12.0	$9.9

Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

(In millions)

	Six Months Ended June 30,
	2006	Restated 2005
Net loss from continuing operations	$(6.9)	$(2.9)
Plus:
Depreciation and amortization including deferred financing fees	9.6	10.7
Interest expense	13.0	11.4
Net periodic postretirement benefits in excess of cash payments	0.6	0.6
Restructuring costs	—	—
LIFO	1.3	1.1
Minority interest	0.1	0.3
Severance accrual	0.6	—
Stock compensation expense	0.4	—
Provision for (benefit from) income taxes	2.8	(0.8)
Operating EBITDA (1)	$21.5	$20.4
Incremental audit and accounting expenses related to delayed and restated financial statements	1.9	—
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	1.4	—
Expenses incurred in evaluating strategic alternatives of selected non-core operations	0.7	—
Operating EBITDA, as adjusted (1)	$25.5	$20.4

(1) A Non-GAAP measure

The financial statement presentations reflect the reclassification of the Company’s TecMo subsidiary business unit as a discontinued operation as set forth in the Company’s March 31, 2006 Form 10-Q.

The financial statement presentation also reflects the 2005 results as presented in the Company’s 2005 Annual Report on Form 10-K, which included restatements and reclassifications of the first three quarters of 2005, as well as prior periods.